EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement and Release” or “Agreement”) dated September, 2024, is made by and between Omar Jimenez, an individual (“Jimenez”) and Golden Matrix Group, Inc., a Nevada corporation ( “Company”), collectively referred to as the “Parties” or individually referred to as a “Party”.

RECITALS

WHEREAS, Jimenez served as the Chief Financial Officer of the Company through the Effective Date (defined in Section 17, below);

WHEREAS, the Company and Jimenez previously entered into a Consulting Agreement, dated April 22, 2021 (as amended to date, the “Consulting Agreement”), pursuant to which Jimenez agreed to serve as Chief Financial Officer of the Company, as a consultant, and not as an employee of the Company;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Jimenez and the Company to terminate the Consulting Agreement (subject to the Consulting Agreement Surviving Obligations as defined in Section 18, below) and mutually terminate Jimenez’s consulting services with the Company;

WHEREAS, Jimenez’s Consulting Agreement (subject to the Consulting Agreement Surviving Obligations as defined in Section 18, below) and Jimenez’s consulting services with the Company are hereby terminated effective as of the Effective Date (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Jimenez may have against the Company and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Jimenez’s services with or separation from the Company, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Severance Payment (defined below), the receipt and sufficiency of which is acknowledged and confirmed, Jimenez and the Company hereby agree as follows:

1. Severance Payment. Subject to Jimenez’s compliance with the terms and conditions of this Agreement and Release, the Company agrees to pay Jimenez $50,000 in cash and reimburse him for $1,025 in prior business expenses incurred (collectively, the “Severance Payment”). The Severance Payment shall be paid within 10 days of the Separation Date (the “Payment Date”). Jimenez agrees that the Severance Payment to be paid under this Agreement and Release is due solely from the Company and represents consideration which would not otherwise be due to Jimenez. Jimenez agrees to pay all income and other taxes on such Severance Payment. Jimenez and the Company agree that his employment with the Company shall be deemed mutually terminated.

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Jimenez or on Jimenez’s behalf against the Company. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, Jimenez agrees to release any rights he may have to, and to waive all rights of the Company to pay, other than as set forth in Paragraph 1, any severance fees set forth in the Consulting Agreement, any bonus, accrued compensation, reimbursement for unused vacation days, sick days or other benefits, in connection with severance pay or otherwise, any stock or option compensation, and further acknowledges that he is not owed any funds from the Company in connection with unreimbursed business expenses as of the date of this Agreement and Release and/or any other amounts due under the Consulting Agreement. Jimenez further agrees that he has been paid what he is owed by the Company, if anything, for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that he has been given all time off or is being paid for all time off to which he was entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act, if any. Nothing herein shall change or modify the fact that Jimenez was only a consultant of the Company and was never an employee of the Company.

Separation and Release Agreement

3. No Further Payments. Except as described in Paragraph 1, Jimenez acknowledges and agrees that he is not entitled to any other compensation, severance, benefits, stock compensation, options, severance pay, or other payments in connection with his engagement by, or services or positions with, the Company or the termination thereof, or pursuant to the Consulting Agreement or the termination thereof or otherwise. Nothing in this Section 3 shall modify or limit the Consulting Agreement Surviving Obligations as defined inSection 18, below, which shall survive the Parties entry into this Agreement.

4. Jimenez Acknowledgements. By entering into this Agreement and Release, Jimenez confirms and acknowledges the Separation Date and that Jimenez shall be deemed to have voluntarily resigned from providing consulting services with the Company as of the Separation Date. Jimenez further acknowledges and confirms that Jimenez has been paid or is being paid for any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Jimenez, for work performed through and including the Separation Date. Jimenez further acknowledges that, as of the date of Jimenez’s signing of this Agreement and Release, Jimenez has sustained no injury or illness related in any way to Jimenez’s services with the Company for which a worker’s compensation claim has not already been filed. Jimenez represents that he does not have any pending lawsuits, claims, or actions against the Company and has fully disclosed all lawsuits, claims, or actions to the Company prior to executing this Agreement and Release.

5. Jimenez’s General Release. In return for the Company’s agreement to provide Jimenez with the Severance Payment referred to in Paragraph 1, Jimenez agrees to the following, in addition to the other terms and conditions of this Agreement and Release:

a. General Release. Jimenez, for Jimenez and Jimenez’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Jimenez’s and his assigns, successors and predecessors, hereby releases and forever discharges the Company, and its subsidiaries and affiliates, and each of their officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Jimenez ever had, now has, or may have against the Released Parties as of the date of Jimenez’s signing of this Agreement and Release. This release includes, but is not limited to, any claims for severance pay, restricted stock, restricted stock units, stock or option compensation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Older Workers Benefit Protection Act of 1990, the Workers Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and any and all state labor code, acts, rules or statutes, that lawfully may be released, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Jimenez’s consulting services with and by the Company and/or the termination of the Consulting Agreement (subject to the Consulting Agreement Surviving Obligations as defined in Section 18, below) or relating to the Company or his services with or provided to the Company in general, each to the extent allowed pursuant to applicable law. Along with such release, all benefits to Jimenez from the Company (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated. The Released Parties can seek attorneys’ fees, costs, or other damages arising from Jimenez for Jimenez’s breach of the release. Jimenez agrees that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable. This release does not include claims that may not be released under applicable law.

Separation and Release Agreement

b. Unknown Claims. Jimenez understands and agrees that the release set forth in Section 5.a above, extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present. In connection therewith, Jimenez agrees to the following:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Jimenez hereby specifically acknowledges and agrees that (i) Jimenez’s waiver of known and unknown claims and the waiver discussed in the preceding sentences is knowing and voluntary;

(ii) the Severance Payment is in addition to anything of value to which Jimenez already is entitled; and (iii) but for this Agreement, Jimenez would not be entitled to the Severance Payment.

c. Specific Release. Jimenez agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Jimenez could make on Jimenez’s own behalf, but also those which may have been or may be made by any other person or organization on Jimenez’s behalf. Jimenez specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Jimenez’s signing of this Agreement and Release. If Jimenez is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Jimenez’s signing of this Agreement and Release, Jimenez shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Jimenez agrees that Jimenez will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement and Release is not intended to interfere with Jimenez’s exercise of any protected, nonwaivable right. By entering into this Agreement and Release, however, Jimenez acknowledges that the Severance Payment set forth herein is in addition to amounts the Company owes Jimenez under the Consulting Agreement, that the Company would not have agreed to pay such amounts to Jimenez if not for Jimenez agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Jimenez might be entitled and Jimenez is forever discharging the Released Parties from any liability to Jimenez for any acts or omissions occurring on or before the date of Jimenez’s signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that Jimenez may enjoy in respect of his actions or inactions during his tenure as a consultant of the Company.

7. Claims Not Released. Jimenez is not waiving any rights hereunder that Jimenez may have to: (i) Jimenez’s vested accrued benefits under any of the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) any rights or claims Jimenez may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any Indemnification Agreement entered into with the Company (“Indemnification Agreement”), or any other written agreement with the Company, the Company’s Bylaws or other organizing documents, and/or under applicable law; (iii) enforce or challenge the validity of this Agreement; (iv) coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; and (v) any claims arising after the date of this Agreement.

Separation and Release Agreement

8. No Admission. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which the Company is obligated to provide to Jimenez, and that it is provided solely in consideration of Jimenez’s execution of this Agreement and Release. The Company and Jimenez agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Jimenez in Paragraph 5, and for Jimenez’s other promises herein, including, but not limited to in Paragraphs 9 and 10 hereof.

9. Confirmation of No Company Property. Jimenez’s signature below constitutes Jimenez’s agreement that he doesn’t have any original or copies of any files, minutes and board consents, Company documents, shareholder and option information, notes, programs, correspondence (whether electronic or hard copy), intellectual property, documents, slides, computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, nor does he have any other media or property in his possession or control which contain or pertain to Confidential Information (as defined below) or any other items provided to Jimenez by the Company, developed or obtained by Jimenez in connection with Jimenez’s services provided to the Company.

10. Restrictive Covenants:

a. Confidential Information. Jimenez understands and agrees that Jimenez may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to the Company’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to the Company, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to the Company, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of the Company’s clients and suppliers, the names of representatives of the Company’s clients and suppliers responsible for entering into contracts with the Company, the amounts paid by such clients and suppliers to the Company, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of the Company, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Jimenez knows or should know is subject to a restriction on disclosure or which Jimenez knows or should know is considered by the Company or the Company’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

b. Confidentiality Requirements. Jimenez acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by the Company at its great effort and expense. Jimenez further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by the Company, will be highly detrimental to the Company and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Jimenez agrees that Jimenez will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of the Company or by order of a court of competent jurisdiction after providing the Company with sufficient notice to contest such order (the “Confidentiality Requirements”).

Separation and Release Agreement

c. Non-Use of Confidential Information. Jimenez agrees not to use, disclose to others, or permit anyone access to any of the Company’s trade secrets or confidential or proprietary information without the Company’s express consent, and to return immediately to the Company all of the Company’s property, including all files related to the Company, upon termination of Jimenez’s services with the Company. Jimenez shall not retain any copy or other reproduction whatsoever of any Company property after the termination of Jimenez’s services with the Company.

d. Mutual Non-Disparagement. The Company, Jimenez and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Jimenez, the Company or any Released Party, Jimenez’s services with the Company, acts occurring before the signing of this Agreement and Release, before the Separation Date or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Jimenez from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration Department of Justice, Congress, and any agency inspector general or any other government authority or self-regulatory agency (collectively, “Agencies”), or prohibit Jimenez from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Jimenez from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Jimenez has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Jimenez from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self- regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by and between the Company and Jimenez shall prohibit or restrict Jimenez from (i) voluntarily communicating with an attorney retained by Jimenez, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Jimenez first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive Medicaid or other public benefits to which Jimenez is entitled.

e. Non-Interference. For a period of one (1) year from the Separation Date (the “Non- Solicitation Period”), Jimenez agrees to not interfere with the Company’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Jimenez or any future employer of Jimenez or to leave the service of the Company or its affiliate(s), unless granted prior permission by the Company, in writing.

f. Reasonableness. Jimenez acknowledges and agrees that the restrictions set forth in this Paragraph 10 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Jimenez also acknowledges and agrees that the Company would be irreparably damaged if Jimenez were to breach the covenants set forth in this Paragraph 10 and in the event that Jimenez breaches any of the provisions in Paragraph 10. The Company will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Jimenez further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

Separation and Release Agreement

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

11. Assistance Following Termination. Jimenez agrees that, following the Separation Date, he will cooperate fully with the Company upon request in all matters relating to the completion of his pending work on behalf of the Company and in connection with the orderly transition of such work to other employees as the Company may designate. The Company will reimburse Jimenez for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Paragraph 11, after the Separation Date. It is understood and agreed that Jimenez will provide assistance for up to ten hours with no further compensation, and after ten hours, Jimenez will receive compensation pursuant to Paragraph 20.

12. Cooperation in Investigations and Litigation. In the event the Company becomes involved in any future investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Jimenez’s engagement with the Company and about which Jimenez has personal knowledge, Jimenez agrees that Jimenez will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which Jimenez has or may have knowledge as a result of or in connection with Jimenez’s consulting relationship with the Company. In performing Jimenez’s obligations under this paragraph to testify or otherwise provide information, Jimenez agrees that Jimenez will truthfully, forthrightly, and completely provide the information requested. Jimenez further agrees that Jimenez will not be compensated in any way by the Company for Jimenez’s cooperation with the Company in connection with any litigation or other activity covered by this paragraph, except that Jimenez shall be reimbursed as permitted by law for any reasonable expenses that Jimenez incurs in providing testimony or other assistance to the Company under this paragraph.

13. Requests for References. The Company will confirm Jimenez’s job title, dates of services and, with written authorization from Jimenez, Jimenez’s salary in connection with any requests for references for Jimenez’s potential future employers.

14. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

15. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Jimenez and the Company or their authorized agents.

Separation and Release Agreement

16. Acknowledgements. Jimenez acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Jimenez of his own free will and volition, without reliance upon any statement or representation by the Company except as set forth herein; (c) Jimenez is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Jimenez has been given a reasonable amount of time within which to consider this Agreement and Release; (e) Jimenez has used all or as much of that period as Jimenez deemed necessary to consider fully this Agreement and Release;

(f) Jimenez has read and fully understands the meaning of each provision of this Agreement and Release;

(g) the Company has advised Jimenez to consult with an attorney concerning this Agreement and Release and has provided Jimenez notice and an opportunity to retain an attorney; (h) Jimenez knowingly, freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Jimenez but which may hereafter become known to Jimenez shall affect in any manner the final and unconditional nature of the release stated above.

17. Effective Date. This Agreement and Release shall become effective and enforceable on the day executed by each of Jimenez and the Company, which date shall be no later than September 9, 2024 (the “Effective Date”).

18. Company Release. Effective on the Effective Date, and in consideration for the release provided by Jimenez herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its successors, assigns and other legal representatives (all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Jimenez, and his successors and assigns (Jimenez and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Effective Date, except for Claims which relate to Jimenez’s obligations under this Agreement, claims relating to fraud, gross negligence or bad faith, breaches of Jimenez’s fiduciary duties to the Company, rights to clawback incentive consideration under the Company’s clawback policies or applicable law, and/or any other rights or Claims which the Company cannot waive under applicable law.

19. Survival of Consulting Agreement Restrictions and Indemnification Requirements. Nothing in this Agreement and Release shall limit or release (a) Jimenez’s requirements under Article V and Article VII of the Consulting Agreement or (b) the Company’s obligations under Article III of the Consulting Agreement (collectively, the “Consulting Agreement Surviving Obligations”), which shall survive the parties entry into this Agreement and Release and the terms and conditions hereof for all purposes and continue to bind Jimenez pursuant to the terms and conditions of Article V and Article VII and the Company pursuant to Article III of the Consulting Agreement pursuant to their terms.

20. Consulting. During the ninety (90) day period following the Parties’ entry into this Agreement, Jimenez shall be available, subject to his other reasonable commitments or obligations made or incurred, by telephone, zoom, or email, to provide consultant services to the Company, with compensation paid by the Company on an hourly basis, at mutually agreeable hourly rate, to consult with the Company’s officers and directors regarding the transition of Jimenez’s role with the Company, ongoing projects and/or tasks.

21. Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of Nevada. Any dispute arising under this Agreement shall be determined exclusively by a Nevada court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Nevada to confer exclusive jurisdiction upon courts in that state.

Separation and Release Agreement

22. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Former Employer:	If to Former Employee:
Golden Matrix Group, Inc.	Omar Jimenez
3651 S. Lindell Road, Suite D131 Las Vegas, NV 89103
Email:	Email:

23. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

24. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

25. No Benefit for Others. The Parties acknowledge that Jimenez’s right to the Severance Pay described herein shall be determined exclusively under the provisions stated herein, and this Agreement and Release is not intended to, and does not, create rights for the benefit of any employee or person except in connection with the rights of the Released Parties.

26. No Wrongful Conduct. Jimenez represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement and Release has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company; (ii) breached any provision of the Consulting Agreement; or (iii) violated any state, federal, local or other law, including any securities laws or regulations.

27. No Assignment or Transfer. Jimenez warrants and represents that Jimenez has not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each Released Party harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

28. Not Assignable. This Agreement and Release is personal to Jimenez and shall not, without the prior written consent of the Company, be assignable by Jimenez. This Agreement and Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement and Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement and Release by operation of law or otherwise.

29. Forfeiture of Severance Payment. Jimenez agrees that he will forfeit (and be forced to return) the Severance Payment payable by the Company pursuant to this Agreement and Release if Jimenez challenges the validity of this Agreement and Release.

Separation and Release Agreement

30. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

31. Clawback. Jimenez agrees that, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Jimenez under the Consulting Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement is be subject to such deductions and clawback pursuant to applicable law and the Company’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, as may be amended or modified from time to time. With respect to any potential clawback or recovery effected or subject to a determination by the Board of Directors (the “Board”), the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Jimenez prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Jimenez (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

32. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement (including without limitation any Severance Payment) is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Jimenez acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Jimenez to incur any additional tax or interest under Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility. The Company and Jimenez will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Jimenez under Section 409A. In no event will the Released Parties have any obligation, liability or responsibility to reimburse, indemnify or hold harmless Jimenez for any taxes imposed, or other costs incurred, as a result of Section 409A. The Separation Date is intended to constitute Jimenez’s “separation from service” within the meaning of Section 409A.

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Separation and Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Omar Jimenez		Golden Matrix Group, Inc.

Signature:	/s/ OmarJimenez	Signature:	/s/ Anthony Brian Goodman

		Printed Name:	Anthony Brian Goodman

		Title:	CEO

September 5, 2024		9 September 2024
Date		Date

Separation and Release Agreement